UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Amendment No. 5
Under the Securities Exchange Act of 1934

SYNEOS HEALTH, INC.
(Name of Issuer)
Class A Common Stock, par value $0.01 per share
(Title of Class of Securities)
45329R109
(CUSIP Number)

Michael Ristaino, Vice President of Finance - Fund Administration
c/o Advent International Corporation
Prudential Tower, 800 Boylston Street, Suite 3300
Boston, MA 02199
617-951-9400
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

June 7, 2021
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because § 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g) check the following box ☐.

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO, IA

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)
Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the Issuer’s Prospectus Supplement dated June 2, 2021 and filed with the Securities and Exchange Commission (the “SEC”) on June 4, 2021 (the “June 2021 Prospectus Supplement”).

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Double Eagle Investor Holdings, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-C Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Double Eagle GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
GPE VIII GP S.a. r.l.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
GPE VIII GP Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
AP GPE VIII GP Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
GPE VII GP S.a. r.l.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
GPE VII GP Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-B Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-B-1 Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-B-2 Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-B-3 Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-D Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-F Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-H Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-I Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-J Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-A Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-E Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-G Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-K Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-L Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII-B Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII-A Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII-A Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VII Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VII-B Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VII-C Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VII-D Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VII-F Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VII-G Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VII-A Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VII-E Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VII-H Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII 2014 Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII-A Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII-A 2014 Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII 2014 Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII-A Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII-B Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII-A 2014 Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 5 to Schedule 13D.
(1)	Calculation based on 103,326,393 shares of Common Stock outstanding as reported in the June 2021 Prospectus Supplement.

This Amendment No. 5 (“Amendment No. 5”) amends and supplements the statement on Schedule 13D originally filed by the Reporting Persons on August 10, 2017 (as amended by Amendment No. 1 to Schedule 13D filed on September 22, 2020 (“Amendment No. 1”), as further amended by Amendment No. 2 to Schedule 13D filed on December 7, 2020 (“Amendment No. 2”), as further amended by Amendment No. 3 to Schedule 13D filed on March 5, 2021 (“Amendment No. 3”), as further amended by Amendment No. 4 to Schedule 13D filed on May 10, 2021 (“Amendment No. 4”), the “Schedule 13D”). Unless otherwise indicated, each capitalized term used but not defined in this Amendment No. 5 shall have the meaning assigned to such term in the Schedule 13D.

Item 4.	Purpose of Transaction

Item 4 of the Schedule 13D is supplemented as follows:

On June 7, 2021, Double Eagle Investor Holdings, L.P. (“Double Eagle Investor Holdings”) and Advent International GPE VIII-C Limited Partnership (“GPE VIII-C” and, together with Double Eagle Investor Holdings, the “Advent Funds”) sold to BofA Securities, Inc. (the “June 2021 Underwriter”) an aggregate of 6,033,668 shares of Common Stock for $81.20 per share (the “June 2021 Offering”) pursuant to that certain Underwriting Agreement, dated June 2, 2021 (the “June 2021 Underwriting Agreement”), by and among the Double Eagle Investor Holdings and GPE VIII-C, the Issuer and the June 2021 Underwriter and other selling stockholders named therein, as set forth in the table below. In connection with the June 2021 Offering, the Advent Funds entered into customary “lock-up” agreements with the June 2021 Underwriter, dated June 2, 2021 (the “June 2021 Lock-up Agreements”), pursuant to which the Advent Funds generally agreed, subject to certain exceptions, not to sell, transfer, or otherwise dispose of any shares of Common Stock or securities convertible into, or exchangeable or exercisable for, shares of Common Stock, for 30-days after the date of the final prospectus relating to the June 2021 Offering without prior written consent from the June 2021 Underwriter.

In connection with the June 2021 Offering, on June 7, 2021, the Advent Funds sold an aggregate of 273,821 shares of Common Stock for $81.20 per share in a private sale to the Company (the “June 2020 Private Sale”) pursuant to the Stock Repurchase Agreement, dated as of June 1, 2021 (the “June 2021 Repurchase Agreement”), by and between the Advent Selling Stockholders, the Company and certain other stockholders, as set forth in the table below.

Seller (Reporting Person)	June 2021 Offering	June 2021 Private Sale
GPE VIII-C	103,104	4,679
Double Eagle Investor Holdings	5,930,564	269,142
Total:	6,033,668	273,821

Shares sold through Double Eagle Investor Holdings:
Advent International GPE VIII Limited Partnership	191,122	8,674
Advent International GPE VIII-B Limited Partnership	633,077	28,729
Advent International GPE VIII-B-1 Limited Partnership	224,646	10,195
Advent International GPE VIII-B-2 Limited Partnership	167,494	7,601
Advent International GPE VIII-B-3 Limited Partnership	261,547	11,870
Advent International GPE VIII-D Limited Partnership	88,176	4,002
Advent International GPE VIII-F Limited Partnership	26,132	1,186
Advent International GPE VIII-H Limited Partnership	231,506	10,506
Advent International GPE VIII-I Limited Partnership	215,275	9,770
Advent International GPE VIII-J Limited Partnership	211,552	9,601
Advent International GPE VIII-A Limited Partnership	448,303	20,344

Advent International GPE VIII-E Limited Partnership	98,204	4,457
Advent International GPE VIII-G Limited Partnership	166,559	7,559
Advent International GPE VIII-K Limited Partnership	91,664	4,160
Advent International GPE VIII-L Limited Partnership	90,209	4,094
Advent Partners GPE VIII Cayman Limited Partnership	44,046	1,999
Advent Partners GPE VIII-A Cayman Limited Partnership	5,865	266
Advent Partners GPE VIII-B Cayman Limited Partnership	75,354	3,420
Advent Partners GPE VIII Limited Partnership	7,392	335
Advent Partners GPE VIII-A Limited Partnership	9,177	416
Advent International GPE VII Limited Partnership	283,686	12,874
Advent International GPE VII-B Limited Partnership	808,767	36,703
Advent International GPE VII-C Limited Partnership	257,016	11,664
Advent International GPE VII-D Limited Partnership	169,847	7,708
Advent International GPE VII-F Limited Partnership	74,997	3,404
Advent International GPE VII-G Limited Partnership	74,997	3,404
Advent International GPE VII-A Limited Partnership	262,573	11,916
Advent International GPE VII-E Limited Partnership	582,564	26,437
Advent International GPE VII-H Limited Partnership	45,535	2,067
Advent Partners GPE VII Limited Partnership	1,230	56
Advent Partners GPE VII 2014 Limited Partnership	3,150	143
Advent Partners GPE VII-A Limited Partnership	2,909	132
Advent Partners GPE VII-A 2014 Limited Partnership	8,634	392
Advent Partners GPE VII Cayman Limited Partnership	20,973	952
Advent Partners GPE VII 2014 Cayman Limited Partnership	7,089	322
Advent Partners GPE VII-A Cayman Limited Partnership	5,544	252
Advent Partners GPE VII-B Cayman Limited Partnership	28,750	1,305
Advent Partners GPE VII-A 2014 Cayman Limited Partnership	5,003	227
Total:	5,930,564	269,142

All of the Common Stock that is beneficially owned by the Reporting Persons was acquired for investment purposes. The Reporting Persons may sell all or a portion of the shares of Common Stock now owned in the open market, in privately negotiated transactions or otherwise, at any time and from time to time and at such prices as the Reporting Persons deem advisable. The Reporting Persons intend to review their investment in the Issuer continually. Depending upon the results of such review and other factors that the Reporting Persons deem relevant to an investment in the Issuer, the Reporting Persons may take or propose to take, alone or in conjunction with others including the Issuer, other actions intended to increase or decrease the Reporting Persons’ investment in the Issuer or the value of their investment in the Issuer, which could include one or more of the transactions or actions referred to in paragraphs (a) through (j) of Item 4 of Schedule 13D.

Tom Allen and John Maldonado, each employees of Advent, serve as directors of the Issuer and were appointed to the Issuer’s board of directors as contemplated by the Stockholders’ Agreement.

The foregoing descriptions of the June 2021 Underwriting Agreement, the June 2021 Lock-up Agreements and the June 2021 Repurchase Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the June 2021 Underwriting Agreement, a copy of which is attached as Exhibit 99.5, a form of the Lock-up Agreement attached as Annex IV to the June 2021 Underwriting Agreement, and the June 2021 Repurchase Agreement, a copy of which is attached as Exhibit 99.6, all of which are incorporated by reference herein.

Item 5.	Interest in Securities of the Issuer

Item 5 of the Schedule 13D is supplemented as follows:

(a)(b) The responses of the Reporting Persons to Rows (7) through (13) of the cover pages of this Amendment No. 5 as of the close of business on June 7, 2021, are incorporated by reference herein. After giving effect to the sales of the shares of Common Stock described in Item 4 of this Amendment No. 5, as of the close of business on June 7, 2021, the Reporting Persons beneficially owned, in the aggregate, 0 shares of Common Stock, which represents 0% of the Common Stock issued and outstanding calculated based on 103,326,393 shares of Common Stock outstanding following the completion of the transactions contemplated by the June 2021 Repurchase Agreement, as reported in the June 2021 Prospectus Supplement.

On account of the Advent Stockholders’ Agreement, the Reporting Persons may be deemed to constitute a “group” (within the meaning of Section 13(d)(3) of the Exchange Act. Each Reporting Person expressly disclaims beneficial ownership of any shares of Common Stock held by any other Reporting Person or its affiliates or any other person solely by virtue of the existence of the Advent Stockholders’ Agreement.

To the Reporting Persons’ knowledge, none of the directors or executive officers of the Reporting Persons listed on Schedule A to this Amendment No. 5 beneficially owned shares of Common Stock as of the close of business on June 7, 2021.

(c) Except as disclosed in Item 4 of this Amendment No. 5, which is incorporated herein by reference, and in the Form 4 filed with the SEC by the Reporting Persons on May 14, 2021, relating to the May 2021 underwriter’s partial exercise of its option to purchase additional shares of Common Stock in the May 2021 Offering, no Reporting Person has effected any transactions in the Common Stock since the filing of Amendment No. 4 on May 10, 2021, and to the Reporting Persons’ knowledge, none of the directors or executive officers of the Reporting Persons listed on Schedule A to this Amendment No. 5 effected any transactions in the Common Stock during within the past 60 days.

(d) Not applicable.

(e) On June 7, 2021, the Reporting Persons ceased to be the beneficial owner of at least 5% of the Common Stock.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 6 of the Schedule 13D is hereby supplemented as follows:

The information set forth under Item 4 of this Amendment No. 5 is incorporated herein by reference.

Pursuant to Section 9.1(a) of the Advent Stockholders’ Agreement, upon the Reporting Persons no longer beneficially owning at least 5% of the Common Stock, the Advent Stockholders’ Agreement terminated in accordance with its terms.

Item 7.	Material to Be Filed as Exhibits

99.5
Underwriting Agreement, dated June 2, 2021, by and among the Advent Funds, certain other Selling Stockholders, BofA Securities, Inc. and the Issuer (incorporated by reference to Exhibit 1.1 to the Issuer’s Current Report on Form 8-K, filed with the SEC on June 4, 2021).

99.6
Share Repurchase Agreement, dated June 1, 2021, by and between the Advent Funds, certain other stockholders and the Issuer (incorporated by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K, filed with the SEC on June 4, 2021).

99.7*	Joint Filing Agreement.

* Filed herewith

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 9, 2021	Advent International Corporation

/s/ Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: June 9, 2021	Double Eagle Investor Holdings, L.P.

By: Double Eagle GP, LLC, its General Partner
By: Advent International Corporation, its Sole Member

/s/ Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: June 9, 2021	Double Eagle GP, LLC

By: Advent International Corporation, its Sole Member

/s/ Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: June 9, 2021	Advent International GPE VII, LLC
Advent International GPE VIII, LLC

By: Advent International Corporation, its Manager

/s/ Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: June 9, 2021	GPE VIII GP S.à r.l.
GPE VIII GP Limited Partnership
AP GPE VIII GP Limited Partnership

By: Advent International GPE VIII, LLC, its General Partner
By: Advent International Corporation, its Manager

/s/ Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: June 9, 2021	GPE VII GP S.à r.l.
GPE VII GP Limited Partnership

By: Advent International GPE VII, LLC, its General Partner
By: Advent International Corporation, its Manager

/s/ Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: June 9, 2021	Advent International GPE VIII Limited Partnership
Advent International GPE VIII-B Limited Partnership
Advent International GPE VIII-B-1 Limited Partnership
Advent International GPE VIII-B-2 Limited Partnership
Advent International GPE VIII-B-3 Limited Partnership
Advent International GPE VIII-D Limited Partnership
Advent International GPE VIII-F Limited Partnership
Advent International GPE VIII-H Limited Partnership
Advent International GPE VIII-I Limited Partnership
Advent International GPE VIII-J Limited Partnership
Advent International GPE VIII-C Limited Partnership

By: GPE VIII GP S.à r.l., its General Partner
	By: Advent International GPE VIII, LLC, its Manager	/s/ Jarlyth Gibson
	By: Advent International Corporation, its Manager	Jarlyth Gibson, Manager

/s/ Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: June 9, 2021	Advent International GPE VIII-A Limited Partnership
Advent International GPE VIII-E Limited Partnership
Advent International GPE VIII-G Limited Partnership
Advent International GPE VIII-K Limited Partnership
Advent International GPE VIII-L Limited Partnership

By: GPE VIII GP Limited Partnership, its General Partner
By: Advent International GPE VIII, LLC, its General Partner
By: Advent International Corporation, its Manager

/s/ Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: June 9, 2021	Advent Partners GPE VIII Cayman Limited Partnership
Advent Partners GPE VIII-B Cayman Limited Partnership
Advent Partners GPE VIII Limited Partnership
Advent Partners GPE VIII-A Limited Partnership
Advent Partners GPE VIII-A Cayman Limited Partnership

By: AP GPE VIII GP Limited Partnership, its General Partner
By: Advent International GPE VIII, LLC, its General Partner
By: Advent International Corporation, its Manager

/s/ Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: June 9, 2021	Advent International GPE VII Limited Partnership
Advent International GPE VII-B Limited Partnership
Advent International GPE VII-C Limited Partnership
Advent International GPE VII-D Limited Partnership
Advent International GPE VII-F Limited Partnership
Advent International GPE VII-G Limited Partnership

By: GPE VII GP S.à r.l., its General Partner
	By: Advent International GPE VII, LLC, its Manager	/s/ Jarlyth Gibson
	By: Advent International Corporation, its Manager	Jarlyth Gibson, Manager

/s/ Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: June 9, 2021	Advent International GPE VII-A Limited Partnership
Advent International GPE VII-E Limited Partnership
Advent International GPE VII-H Limited Partnership

By: GPE VII GP Limited Partnership, its General Partner
By: Advent International GPE VII, LLC, its General Partner
By: Advent International Corporation, its Manager

/s/ Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: June 9, 2021	Advent Partners GPE VII Limited Partnership
Advent Partners GPE VII 2014 Limited Partnership
Advent Partners GPE VII-A Limited Partnership
Advent Partners GPE VII-A 2014 Limited Partnership
Advent Partners GPE VII Cayman Limited Partnership
Advent Partners GPE VII 2014 Cayman Limited Partnership
Advent Partners GPE VII-A Cayman Limited Partnership
Advent Partners GPE VII-B Cayman Limited Partnership
Advent Partners GPE VII-A 2014 Cayman Limited Partnership

By: Advent International GPE VII, LLC, its General Partner
By: Advent International Corporation, its Manager

/s/ Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

SCHEDULE A
The name and present principal occupation of each executive officer and director of Advent International Corporation is set forth below. The business address of each executive officer and director of Advent International Corporation is c/o Advent International Corporation, Prudential Tower, 800 Boylston Street, Suite 3300, Boston, MA 02199. All of the persons other than James Brocklebank, Patrice Etlin and Jan Janshen listed below are citizens of the United States. Mr. Brocklebank is a citizen of the United Kingdom. Mr. Etlin is a citizen of Brazil. Mr. Janshen is a citizen of Germany.

Name	Position with Advent International Corporation	Principal Occupation (if different)
Thomas H. Lauer	Director

Richard F. Kane	Senior Vice President of Operations and Business Development & Managing Director; Assistant Secretary

Eileen Sivolella	Senior Vice President & Managing Director; Chief Financial Officer; Treasurer; Assistant Secretary

James R. Westra	Senior Vice President & Managing Partner; Chief Legal Officer; General Counsel

Andrew D. Dodge	Vice President; Deputy General Counsel; Secretary

Heather R. Zuzenak	Chief Compliance Officer

Jarlyth H. Gibson	Risk Officer; Assistant Treasurer

James G.A. Brocklebank	Senior Vice President & Managing Partner; Executive Officers’ Committee Member

Patrice Etlin	Senior Vice President & Managing Partner; Executive Officers’ Committee Member

John L. Maldonado	Director; Senior Vice President & Managing Partner; Executive Officers’ Committee Member

Jan Janshen	Senior Vice President & Managing Partner; Executive Officers’ Committee Member

David M. Mussafer	Director; Chairman & Managing Partner; Executive Officers’ Committee Member

David M. McKenna	Director

Steven M. Tadler	Director

John F. Brooke	Director	Managing Director of Brooke Private Equity Associates (1)

Mark Hoffman	Director
(1) The business address of Brooke Private Equity Associates is 20 Custom House St., Suite 610, Boston, MA 02110.